[Letterhead of Ronald R. Chadwick, P.C.]

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Original Source Entertainment, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated August 16, 2010, on the consolidated balance sheet of Original Source Entertainment, Inc. as at December 31, 2009, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the period from August 20, 2009 (date of inception) through December 31, 2009.

In addition, I consent to the reference to me under the heading "Experts" in the Registration Statement.

RONALD R. CHADWICK, P.C.

/s/Ronald R. Chadwick, P.C.
Aurora, Colorado
October 3, 2010

{00041849.DOC;1}